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                             Box 450 Bethel ME 04217
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                      Phone: 207-824-8100 Fax: 207-824-5158

                              News and information
Contacts:
Skip King, American Skiing Company, 207-318-7067 or 207-824-5020
Mike Lane, Steamboat, 970-871-6111
Pam Cruickshank, Okemo Mountain Resort, 802-228-1947
Dyke Shaw, Mount Sunapee Resort 603-763-2356
Date:  1 February 2002
Release:  Immediate

               American Skiing Company to sell Steamboat Resort to
                         Okemo owners' investment group

NEWRY, Maine (1 February, 2002) - American Skiing Company (NYSE: SKI) announced today that it has entered into a definitive agreement to sell its Steamboat ski resort in Steamboat Springs, Colorado, to Triple Peaks, LLC, a consortium of investors led by Tim and Diane Mueller, the owners of Vermont's Okemo Mountain Resort and operators of Mount Sunapee Resort in New Hampshire.

Triple Peaks, LLC will pay approximately $91.4 million for the resort and associated real estate. American Skiing Company's Steamboat Grand Resort Hotel and Conference Center will not be included in the sale, which is targeted to close in March.

Located in the heart of the Rocky Mountains in Steamboat Springs, Colorado, Steamboat is recognized as one of the premier ski resort destinations in the world. The resort and town are famous for their authentic western atmosphere, champagne powder and world-class terrain. With 25 lifts and 142 trails spread over 2,939 acres, Steamboat is one of the country's most popular resorts, recording more than 1 million skier/rider visits annually.

"The sale of Steamboat is a fundamental component of the restructuring plan for the Company," said BJ Fair, president and CEO of American Skiing Company. "The closing of this sale will be a major milestone, will significantly reduce our debt and allow us to focus on our core business going forward."

Fair said that although the timeline for completion of the sale shifted from the Company's original goal due to tightened financial markets after September 11, the Company and Triple Peaks remained focused on its completion.

The Muellers have personal ties to Colorado. Tim Meuller spent part of his childhood in Littleton and, since 1996, the Muellers have participated in real estate and golf development at the Catamount Ranch and Club near Steamboat Springs.

"It is with great excitement that we look forward to our involvement at Steamboat and in the community of Steamboat Springs," said Tim Mueller. "We see Triple Peaks, LLC, as a unique opportunity to offer three of the country's finest resorts to our family of skiers and riders, while building on our values of tradition, heritage and community."

Diane Mueller added, "providing guests with the highest quality resorts is our number one priority. We feel that Okemo, Mount Sunapee and Steamboat complement each other. They are the best in their individual markets and each resort will build upon the attributes of the mountain and community."

Steamboat will continue to honor American Skiing Company multi-resort ticket products through the remainder of the 2001-2002 ski season.

Since May, American Skiing Company has closed and funded a financial restructuring that raised additional capital and restructured some of its debts and aggressively reduced its real estate inventory.

About the Muellers, Okemo and Sunapee Resorts
Tim and Diane Mueller are the owners of Okemo Mountain Resort in Ludlow, Vermont, one of the largest and most successful ski and golf resorts in the East; and operators of Mount Sunapee Resort in Newbury, New Hampshire, known for its pristine location, friendly environment, diverse trail system and family appeal. By reinvesting in the infrastructure of the mountain and by recognizing the potential of the staff, both Okemo and Mount Sunapee have received national acclaim in both the snow sports and golf industries.

About American Skiing Company:
Headquartered in Newry, Maine, American Skiing Company is the largest operator of alpine ski, snowboard and golf resorts in the United States. Its resorts include Killington and Mount Snow in Vermont; Sunday River and Sugarloaf/USA in Maine; Attitash Bear Peak in New Hampshire; Steamboat in Colorado; The Canyons in Utah; and Heavenly in California/Nevada. More information is available on the Company's Web site, www.peaks.com.

This document contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not based on historical facts, but rather reflect American Skiing Company's current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward looking statements. Such forward-looking statements involve a number of risks and uncertainties. In addition to factors discussed above, other factors that could cause actual results, performances or achievements to differ materially from those projected include, but are not limited to, the following: failure to fully implement the restructuring plan outlined in Company press releases and documents on file with the Securities Exchange Commission; the Company's substantial leverage; and other factors listed from time-to-time in American Skiing Company's documents filed by the Company with the Securities Exchange Commission. The forward looking statements included in this document are made only as of the date of this document and under section 27A of the Securities Act and section 21E of the Securities Exchange Act, we do not have or undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

                                  www.peaks.com